UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2006

EXELIXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Harbor Way

P.O. Box 511

South San Francisco, California 94083-0511

(Address of principal executive offices, including zip code)

(650) 837-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On March 20, 2006, Exelixis, Inc. (the “Company”) entered into a collaboration agreement with Sankyo Company, Limited (“Sankyo”) for the discovery, development and commercialization of novel therapies targeted against the Mineralocorticoid Receptor (“MR”), a nuclear hormone receptor implicated in a variety of cardiovascular and metabolic diseases.

Under the collaboration, the Company has granted to Sankyo an exclusive, worldwide license with respect to certain intellectual property relating to compounds that modulate MR. During a 15-month research term, the Company has agreed to undertake specified chemistry research to identify and optimize back-up compounds that modulate MR. The parties may mutually agree to extend the research term for an additional two years. After completion of the research term, Sankyo will be responsible for all further preclinical and clinical development, regulatory, manufacturing and commercialization activities for the compounds.

Under the terms of the agreement, Sankyo is obligated to make an upfront payment to the Company of $20.0 million and has agreed to provide research and development funding during the research term. For each product from the collaboration, the Company is also entitled to receive payments upon attainment of pre-specified development, regulatory and commercialization milestones. In addition, the Company is entitled to receive double-digit royalties on sales of certain products commercialized under the collaboration. Sankyo may terminate the agreement upon 90 days written notice in which case Sankyo’s payment obligations will cease, its license relating to compounds that modulate MR will terminate and revert back to the Company, and the Company will receive, subject to certain terms and conditions, licenses from Sankyo to research, develop and commercialize compounds that were discovered under the agreement.

The Company previously maintained a collaboration with Sankyo, which it assumed through its acquisition of X-Ceptor Therapeutics, Inc. in October of 2004. The collaboration, which expired in March of 2005, was focused on research relating to the Liver X Receptor.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELIXIS, INC.

Dated: March 20, 2006	By:	/s/ Christoph Pereira
Christoph Pereira
Vice President, Legal Affairs and Secretary